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                                                                   Exhibit 23.3

                       INDEPENDENT ACCOUNTANTS' CONSENT


The Board of Directors
Cubist Pharmaceuticals Inc.
(formerly TerraGen Discovery Inc.)

We consent to the incorporation by reference in this prospectus statement on Form S-3 of Cubist Pharmaceuticals, Inc. (the "Company") of our report dated April 3, 2000, except as to the acquisition of the Company described in note A which is as of October 23, 2000, with respect to the consolidated balance sheets of Cubist Pharmaceuticals Inc. (formerly TerraGen Discovery Inc.) as of December 31, 1999 and 1998, and the consolidated statements of operations, stockholders' equity and comprehensive income and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in the Company's current report on Form and to the reference to our firm under the heading "EXPERTS" in the prospectus.

Chartered Accountants

Vancouver, Canada
January 19, 2001